U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

    Norell                     Richard                        V.

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   (Last)                           (First)             (Middle)

    602                         Enterprise Drive
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                                    (Street)
    Kingston                    NY                   12401

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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

     Image Technology Laboratories, Inc.   IMTL

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year


      January 14, 2003
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                              [_]  10% Owner
     [_]  Officer (give title below)            [_]  Other (specify below)
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X_]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I __ Non_Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner_
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         _______________________________ Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ____________     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Shares                        01/14/03                 P      5,000        A    $0.22    173,000          D
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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4_07/99)

Table II __ Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner_
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv_    of
                    Conver_                    5.                              7.                         ative     Deriv_   11.
                    sion                       Number of                       Title and Amount           Secur_    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur_   of
                    Exer_             4.       Securities    Date              Securities        Price    Bene_     ity:     In_
                    cise     3.       Trans_   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans_   action   or Disposed   Expiration Date   ________________  Deriv_   Owned     (D) or   Bene_
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In_      ficial
Title of            Deriv_   Date     (Instr.  (Instr. 3,    ________________            or      Secur_   of        direct   Owner_
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira_            Number  ity      Month     (I)      ship
Security            Secur_   Day/     ______   ____________  Exer_    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

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  Warrants           $0.50    10/15/00      P    A    10,000    4/15/03          common  10,000            10,000      D      D
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
Explanation of Responses:

    /s/ Richard V. Norell                                  January 16, 2003

_____________________________________________            _______________________
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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